Exhibit 99.1

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS SECOND QUARTER 2015 EARNINGS

YORK, Pennsylvania – August 4, 2015 – Glatfelter (NYSE: GLT) today reported second-quarter 2015 net income of $2.8 million, or $0.06 per diluted share, and adjusted earnings of $1.8 million, or $0.04 per diluted share. For the second quarter of 2014, net income was $4.7 million, or $0.11 per diluted share, and adjusted earnings were $3.8 million or $0.09 per diluted share. In the year-over-year comparison of adjusted earnings, the expanded scope of the planned maintenance outages in Specialty Papers and currency translation unfavorably affected earnings by $0.08 per share and $0.03 per share, respectively, and a favorable tax rate increased earnings by $0.04 per share.

Consolidated net sales totaled $410.8 million in the second quarter of 2015 compared with $445.3 million in the second quarter of 2014. The translation of non-U.S. dollar sales unfavorably impacted the year-over-year comparison by $29.3 million reflecting a weaker Euro in the Composite Fibers and Advanced Airlaid Materials business units.

“During the second quarter, we successfully managed the controllable elements of our business while capitalizing on opportunities in many of our markets. We benefited from strong demand in most of Composite Fibers’ product lines, including record demand for our food and beverage products, with shipments up 9 percent compared to the second quarter of 2014 and in Specialty Papers we continued to outperform the broader uncoated freesheet market. In addition, our Specialty Papers Business Unit performed well, including efficiently completing the annual maintenance outages at its two mills and subsequently delivering record monthly pulp production at its Chillicothe facility,” said Dante C. Parrini, chairman and chief executive officer. “However, our business was impacted by ongoing macro-level challenges, including difficult economic conditions in Russia and Ukraine, currency headwinds and softer demand in certain product segments. In particular, weak markets in Russia and Ukraine continued to impact Composite Fibers’ nonwoven wall cover shipments, which were down 19 percent compared to the same period in 2014. Advanced Airlaid Materials’ results were disappointing this quarter largely due to softer than anticipated demand in the feminine hygiene market, resulting in downtime at our German facility to manage inventory levels.”

Mr. Parrini continued, “As we work through the challenging business climate in several of our markets, our focus remains on winning in our core markets and ensuring operational excellence with an emphasis on controlling cost. We remain on pace to achieve our 3 percent to 5 percent workforce reduction target and $25 million to $30 million in cost savings in 2015. Our business is resilient and we remain confident in our ability deliver on our longer-term growth opportunities and business strategy.”

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Glatfelter Reports 2015 Second-Quarter Results	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings, a non-GAAP measure:

	Three months ended June 30
	2015		2014
In thousands, except per share	After tax amounts	Diluted EPS	After tax amounts	Diluted EPS
Net income	$2,848	$0.06	$4,669	$0.11
Timberland sales and related costs (1)	(1,461)	(0.03)	(872)	(0.02)
Workforce efficiency charges	457	0.01	—	—

Adjusted earnings	$1,844	$0.04	$3,797	$0.09

(1)	Includes release of $1.4 million of tax reserves on timberland sales

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Second-Quarter Business Unit Results

Composite Fibers

	Three months ended June 30
Dollars in thousands	2015	2014	Change
Tons shipped	39,364	39,448	(84)	(0.2)%
Net sales	$140,407	$156,999	$(16,592)	(10.6)%
Operating income	16,697	17,285	(588)	(3.4)%
Operating margin	11.9%	11.0%

Net sales for this business unit declined $16.6 million, or 10.6 percent, primarily due to $22.4 million of unfavorable currency translation and $1.7 million from lower selling prices, partially offset by mix changes and the inclusion of Spezialpapierfabrik Oberschmitten GmbH (SPO), which was acquired in the fourth quarter of 2014. Shipping volumes were essentially flat as record shipments in Food & Beverage offset the 19 percent decline in nonwoven wall cover.

Composite Fibers’ second-quarter 2015 operating income totaled $16.7 million, a $0.6 million decline compared to the year-ago period. Lower selling prices and $1.9 million of unfavorable currency translation were partially offset by improved operations.

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Glatfelter Reports 2015 Second-Quarter Results	page 3

Advanced Airlaid Materials

	Three months ended June 30
Dollars in thousands	2015	2014	Change
Tons shipped	22,606	24,643	(2,037)	(8.3)%
Net sales	$57,476	$70,478	$(13,002)	(18.4)%
Operating income	3,104	6,157	(3,053)	(49.6)%
Operating margin	5.4%	8.7%

On a year-over-year basis, Advanced Airlaid Materials’ net sales decreased $13.0 million largely due to $6.9 million of unfavorable currency translation and an 8.3 percent decline in shipping volumes.

Second-quarter 2015 operating income declined $3.1 million compared to the same quarter a year-ago as lower shipments and the related market downtime negatively impacted results by $3.4 million.

Specialty Papers

	Three months ended June 30
Dollars in thousands	2015	2014	Change
Tons shipped	191,321	190,718	603	0.3%
Net sales	$212,920	$217,864	$(4,944)	(2.3)%
Energy and related sales, net	715	790	(75)	(9.5)%
Operating loss	(9,953)	(7,205)	(2,748)	38.1%
Operating margin	(4.7)%	(3.3)%

On a year-over-year basis, Specialty Papers’ net sales decreased $4.9 million, or 2.3 percent due to lower average selling prices totaling $2.6 million and mix changes.

Specialty Papers’ operating loss increased $2.7 million in the year-over-year comparison and totaled $10.0 million in the second quarter of 2015. Operating results for both quarters are impacted by the cost of annual maintenance outages at the Company’s Chillicothe, OH and Spring Grove, PA facilities. Due to an expanded scope of work, the cost of the outages was $33.4 million in the second quarter of 2015 compared with $28.2 million in 2014. Excluding the cost of the outages from the comparison, operating results increased $2.5 million primarily due to lower raw material and energy costs partially offset by lower average selling prices.

Other Financial Information

Pension expense totaled $1.6 million and $1.8 million for the second quarters of 2015 and 2014, respectively. For 2015, the Company expects full year pension expense to be approximately $9.1 million compared to $6.7 million for all of 2014. Because the Company’s qualified plan remains overfunded, a cash contribution is not expected for the foreseeable future.

During the first six months of 2015, the Company eliminated approximately 2.6 percent of its workforce in connection with the global workforce efficiency and cost reduction program initiated earlier in the year. In connection with these actions, the Company recorded charges totaling, on a pre-tax basis, $2.0 million for severance and related costs, of which $0.7 million was recorded in the second quarter.

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Glatfelter Reports 2015 Second-Quarter Results	page 4

The Company recorded an income tax benefit of $1.5 million on adjusted pre-tax earnings of $0.3 million, primarily reflecting the release of reserves related to the completion of tax audits.

2015 Year-to-date Results

On a GAAP basis, the Company reported net income of $16.8 million, or $0.38 per diluted share, for the first six months of 2015 compared with $19.3 million, or $0.44 per diluted share, in the first six months of 2014. Adjusted earnings totaled $15.2 million, or $0.35 per diluted share in 2015, compared with $17.9 million, or $0.41 per diluted share, in 2014. The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	Six months ended June 30
	2015		2014
In thousands, except per share	After tax amounts	Diluted EPS	After tax amounts	Diluted EPS
Net income	$16,773	$0.38	$19,317	$0.44
Timberland sales and related costs (1)	(3,078)	(0.07)	(1,379)	(0.03)
Workforce efficiency charges	1,410	0.03	—	—
Acquisition and integration related costs	113	—	—	—

Adjusted earnings	$15,218	$0.35	$17,938	$0.41

(1)	Includes release of $1.4 million of tax reserves on timberland sales

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Balance Sheet and Other Information

Cash and cash equivalents totaled $65.8 million as of June 30, 2015, and net debt was $324.9 million compared with $304.8 million at the end of 2014. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures totaled $44.6 million in the first six months of 2015 compared with $30.2 million in the same period of 2014. For 2015, total capital expenditures are estimated at $105 million to $115 million, including approximately $35 million related to Specialty Papers’ environmental compliance projects.

Adjusted free cash flow for the first half of 2015 was a use of $12.7 million compared with a use of $50.3 million in the same period of 2014. (Refer to the calculation of this measure provided in the tables at the end of this release.)

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Glatfelter Reports 2015 Second-Quarter Results	page 5

Outlook

Composite Fibers’ shipping volumes are expected to be slightly higher in the third quarter than the second quarter of 2015. Selling prices and raw material and energy prices are expected to be in-line with the second quarter.

Shipping volumes for Advanced Airlaid Materials in the third quarter of 2015 are expected to be 5 percent higher than the second quarter. Average selling prices are expected to decline slightly in the third quarter compared to the second quarter and raw material prices are expected to be in-line.

For Specialty Papers, the Company expects shipping volumes in the third quarter of 2015 to increase approximately 5 percent compared with the second quarter reflecting normal seasonal patterns. Overall, the Company expects selling prices to decline slightly in the third quarter compared to the second quarter due to continued pressure on commodity products. Input costs are expected to be in-line with the second quarter of 2015. The Company also expects maintenance spending to decrease by $31 million reflecting more normal patterns of maintenance expense.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its second-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2015 Earnings Release Conference Call

When:	Tuesday, August 4, 2015, 11:00 a.m. (ET)

Number:	US dial 888.335.5539
International dial 973.582.2857

Conference ID:	85337239

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	August 4, 2015, 2:00 p.m. through August 18, 2015, 11:59 p.m

Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406

Conference ID:	85337239

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political

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Glatfelter Reports 2015 Second-Quarter Results	page 6

and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, cost reduction initiatives and our ability to successfully integrate Spezialpapierfabrik Oberschmitten Gmbh (SPO) and achieve the expected results of the acquisition, including, without limitation, the acquisition being accretive. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, technical expertise, and world-class service. Headquartered in York, PA, U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in Russia and China. Glatfelter’s sales approximate $1.7 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

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P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended June 30		Six months ended June 30
In thousands, except per share	2015	2014	2015	2014
Net sales	$410,803	$445,341	$828,272	$901,062
Energy and related sales, net	715	790	2,783	6,052

Total revenues	411,518	446,131	831,055	907,114
Costs of products sold	378,685	404,694	746,114	810,637

Gross profit	32,833	41,437	84,941	96,477
Selling, general and administrative expenses	29,137	32,314	60,409	65,865
Gains on dispositions of plant, equipment and timberlands, net	(111)	(1,482)	(2,765)	(2,291)

Operating income	3,807	10,605	27,297	32,903
Non-operating income (expense)
Interest expense	(4,352)	(4,762)	(8,860)	(9,574)
Interest income	77	52	142	113
Other, net	215	61	28	272

Total other expense	(4,060)	(4,649)	(8,690)	(9,189)

Income (loss) before income taxes	(253)	5,956	18,607	23,714
Income tax provision (benefit)	(3,101)	1,287	1,834	4,397

Net income	$2,848	$4,669	$16,773	$19,317

Earnings per share
Basic	$0.07	$0.11	$0.39	$0.45
Diluted	0.06	0.11	0.38	0.44
Cash dividends declared per common share	$0.12	$0.11	$0.24	$0.22
Weighted average shares outstanding
Basic	43,377	43,287	43,315	43,327
Diluted	44,032	44,136	43,992	44,251

Business Unit Financial Information

(unaudited)

Three months ended June 30
	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
Dollars in millions
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Net sales	$140.4	$157.0	$57.5	$70.5	$212.9	$217.9	$—	$—	$410.8	$445.3
Energy and related sales, net	—	—	—	—	0.7	0.8	—	—	0.7	0.8

Total revenue	140.4	157.0	57.5	70.5	213.6	218.7	—	—	411.5	446.1
Costs of products sold	112.4	126.9	52.3	62.0	211.9	214.1	2.1	1.7	378.7	404.7

Gross profit (loss)	28.0	30.1	5.2	8.5	1.7	4.6	(2.1)	(1.7)	32.8	41.4
SG&A	11.3	12.8	2.1	2.3	11.7	11.8	4.0	5.4	29.1	32.3
Gains on dispositions of plant, equipment and timberlands, net	—	—	—	—	—	—	(0.1)	(1.5)	(0.1)	(1.5)

Total operating income (loss)	16.7	17.3	3.1	6.2	(10.0)	(7.2)	(6.0)	(5.6)	3.8	10.6
Non operating expense	—	—	—	—	—	—	(4.1)	(4.6)	(4.1)	(4.6)

Income (loss) before income taxes	$16.7	$17.3	$3.1	$6.2	$(10.0)	$(7.2)	$(10.1)	$(10.2)	$(0.3)	$6.0

Supplementary Data
Net tons sold (thousands)	39.4	39.4	22.6	24.6	191.3	190.7	—	—	253.3	254.8
Depreciation, depletion and amortization	$6.7	$7.6	$2.1	$2.3	$6.3	$7.9	$0.5	$0.5	$15.6	$18.3
Capital expenditures	5.6	5.4	1.5	1.4	15.6	8.6	0.1	0.3	22.8	15.7

Six months ended June 30
	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
Dollars in millions
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Net sales	$275.7	$315.6	$119.8	$141.8	$432.8	$443.7	$—	$—	$828.3	$901.1
Energy and related sales, net	—	—	—	—	2.8	6.1	—	—	2.8	6.1

Total revenue	275.7	315.6	119.8	141.8	435.6	449.8	—	—	831.1	907.1
Costs of products sold	221.5	252.9	107.3	125.1	412.3	429.1	5.0	3.5	746.1	810.6

Gross profit (loss)	54.2	62.7	12.5	16.7	23.3	20.7	(5.0)	(3.5)	84.9	96.5
SG&A	22.9	26.1	4.0	4.7	23.9	25.5	9.5	9.6	60.4	65.9
Gains on dispositions of plant, equipment and timberlands, net	—	—	—	—	—	—	(2.8)	(2.3)	(2.8)	(2.3)

Total operating income (loss)	31.3	36.6	8.5	12.0	(0.6)	(4.8)	(11.7)	(10.8)	27.3	32.9
Non operating expense	—	—	—	—	—	—	(8.7)	(9.2)	(8.7)	(9.2)

Income (loss) before income taxes	$31.3	$36.6	$8.5	$12.0	$(0.6)	$(4.8)	$(20.4)	$(20.0)	$18.6	$23.7

Supplementary Data
Net tons sold (thousands)	77.3	79.4	46.7	49.7	390.0	392.9	—	—	514.0	522.1
Depreciation, depletion and amortization	$13.4	$15.3	$4.3	$4.6	$12.9	$16.1	$1.0	$0.9	$31.6	$36.9
Capital expenditures	11.5	11.4	2.8	2.9	28.8	14.8	1.5	1.1	44.6	30.2

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Six months ended June 30
In thousands	2015	2014
Cash Flow Data
Cash provided (used) by:
Operating activities	$25,513	$(21,366)
Investing activities	(43,124)	(27,896)
Financing activities	(14,813)	(45,563)
Depreciation, depletion and amortization	31,602	36,893
Capital expenditures	44,575	30,156

	June 30 2015	December 31 2014
Balance Sheet Data
Cash and cash equivalents	$65,762	$99,837
Total assets	1,530,437	1,561,504
Total debt	390,711	404,612
Shareholders’ equity	638,925	649,109

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, and workforce efficiency charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, and workforce efficiency charges, are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Six months ended June 30
In thousands	2015	2014
Cash from operations	$25,513	$(21,366)
Less: Capital expenditures	(44,575)	(30,156)
Add back: BART/MACT environmental compliance	11,750	1,208
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	(5,347)	—

Adjusted free cash flow	$(12,659)	$(50,314)

Net Debt	June 30	December 31
In thousands	2015	2014
Current portion of long-term debt	$7,564	$5,734
Long term debt	383,147	398,878

Total	390,711	404,612
Less: Cash	(65,762)	(99,837)

Net Debt	$324,949	$304,775